Exhibit 99.1

Assisted Living Concepts, Inc. Announces Fourth Quarter Results

MENOMONEE FALLS, WISCONSIN March 14, 2013

Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported a net loss of $2.6 million in the fourth quarter of 2012 as compared to net income of $7.3 million in the fourth quarter of 2011.

During the fourth quarters of both 2012 and 2011, ALC recorded One-Time Items described below. Excluding the One-Time Items, our net loss in the fourth quarter of 2012 would have been $0.8 million as compared to net income of $6.3 million in the fourth quarter of 2011.

Revenues in the fourth quarter of 2012 were $57.0 million as compared to revenues of $58.9 million in the fourth quarter of 2011.

“In the fourth quarter of 2012, we increased our number of units rented by 131, a significant improvement from recent history,” commented Dr. Charles “Chip” Roadman, our President and Chief Executive Officer. “Our continued progress in the regulatory arena combined with quality initiatives were instrumental measures in attaining this improvement.”

For the year ended December 31, 2012, ALC reported a net loss of $26.1 million as compared to net income of $24.4 million in the year ended December 31, 2011.

Excluding the One-Time Items described below, net income for the years ended December 31, 2012 and 2011 would have been $7.7 million and $22.1 million, respectively.

Diluted earnings per common share for the fourth quarter and the year ended December 31, 2012 and 2011 were:

	Quarter ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Diluted earnings/(loss) per common share	$(0.11)	$0.31	$(1.14)	$1.05
Pro forma diluted earnings/(loss) per common share excluding One-Time Items	$(0.03)	$0.27	$0.34	$0.95

One-Time Items (net of tax) in the quarter and year ended December 31, 2012 included:

1.	Charges related to the purchase of 12 previously leased properties from Ventas Realty, Limited Partnership and MLD Delaware Trust relating to the write off of $0.2 million and $22.4 million related to a litigation settlement and a lease termination fee for the quarter and year ended December 31, 2012, respectively, a $5.2 million write-off of an operating lease intangible, and $0.6 million of transaction costs, partially offset by $0.6 million of rental savings for the year ended December 31, 2012.

2.	The write-off of construction costs associated with expansion projects that management has determined will not be completed. ($0.0 million and $0.3 million for the quarter and year ended December 31, 2012).

3.	Expenses incurred in connection with an internal investigation, litigation related to the Ventas transaction, public relations and quality committee projects. ($1.1 million and $3.1 million for the quarter and year ended December 31, 2012, respectively).

4.	The write down of long-lived assets determined to be impaired ($2.1 million for the year ended December 31, 2012).

5.	The write-off of deferred financing in connection with the amended U.S. Bank credit facility ($0.7 million in both the quarter and year ended December 31, 2012).

6.	Income recorded in connection with the sale of investments ($0.1 million in both the quarter and year ended December 31, 2012).

One-Time Items in the year ended December 31, 2011 included:

1.	A reduction in tax expense associated with the settlement of all issues associated with a tax allocation agreement with a subsidiary of our former parent Extendicare Inc. (now Extendicare Real Estate Investment Trust) and a reversal of tax reserves associated with the completion of certain state audits ($0.6 million and $1.3 million for the quarter and year ended December 31, 2011, respectively).

2.	Income associated with a mark to market adjustment for interest rate swap agreements ($0.1 million and $0.0 million net of tax for the quarter and year ended December 31, 2011, respectively).

3.	The write-off of deferred financing fees associated with our refinanced debt ($0.0 million and $0.2 million net of tax for the quarter and year ended December 31, 2011, respectively).

4.	Gains on sales of equity investments ($0.0 million and $0.6 million net of tax for the quarter and year ended December 31, 2011, respectively).

5.	Income associated with purchase accounting adjustments ($0.4 million and $0.5 million net of tax for the quarter and year ended December 31, 2011, respectively).

Certain non-GAAP financial measures are used in the discussions in this release in assessing the performance of the business. See the attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR, reconciliations of net income to Adjusted EBITDA and Adjusted EBITDAR, calculations of Adjusted EBITDA and Adjusted EBITDAR as a percentage of total revenues, and non-GAAP financial measure reconciliation information.

As of December 31, 2012, ALC operated 211 senior living residences comprising 9,348 units.

The following discussions include the impact of the One-Time Items.

Quarters ended December 31, 2012, December 31, 2011 and September 30, 2012

Revenues of $57.0 million in the fourth quarter ended December 31, 2012 decreased $1.9 million or 3.2% as compared to $58.9 million in the fourth quarter of 2011 and increased $1.4 million or 2.5% from $55.6 million in the third quarter of 2012.

Adjusted EBITDAR for the fourth quarter of 2012 was $9.0 million or 15.8% of revenues and

•	decreased $13.8 million or 60.5% from $22.7 million and 38.6% of revenues in the fourth quarter of 2011; and

•	increased $0.8 million or 9.2% from $8.2 million and 14.8% of revenues in the third quarter of 2012.

Adjusted EBITDA for the fourth quarter of 2012 was $6.3 million or 11.0% of revenues and

•	decreased $12.0 million or 65.6% from $18.3 million and 31.1% of revenues in the fourth quarter of 2011; and

•	increased $0.9 million or 16.8% from $5.4 million and 9.7% of revenues in the third quarter of 2012.

Fourth quarter 2012 compared to fourth quarter 2011

Revenues in the fourth quarter of 2012 decreased by $1.9 million from the fourth quarter of 2011 primarily due to a decrease in rented private pay units ($2.4 million), and the planned reduction in the number of units rented by Medicaid residents ($0.2 million), partially offset by rate increases ($0.7 million). Average private pay rates increased in the fourth quarter of 2012 by 1.2% from average private pay rates for the fourth quarter of 2011. Average overall rates, including the impact of improved payer mix, increased in the fourth quarter of 2012 by 1.5% from comparable rates for the fourth quarter of 2011.

Both Adjusted EBITDAR and Adjusted EBITDA decreased in the fourth quarter of 2012 primarily due to an increase in residence operations expenses ($8.5 million) (this excludes the gain on disposal of fixed assets), an increase in general and administrative expenses ($3.4 million) (this excludes non-cash equity based compensation) and a decrease in revenue ($1.9 million) partially offset, for Adjusted EBITDA only, a decrease in residence lease expense ($1.8 million) resulting from the June 15, 2012, purchase of twelve previously leased properties. Residence operations expenses increased primarily from an increases in labor expenses ($5.8 million), reserves associated with self-insured liabilities ($1.0 million), maintenance expense ($0.6 million), food expense ($0.5 million), legal and consulting expenses ($0.4 million) and other administrative expenses ($0.4 million), partially offset by an improvement in bad debt expense ($0.3 million). General and administrative expenses increased as a result of the SEC investigation, litigation, and expenses incurred in connection with public relations and quality improvement initiatives.

Fourth quarter 2012 compared to the third quarter 2012

Revenues in the fourth quarter of 2012 increased by $1.4 million from the third quarter of 2012 primarily due to an increase in the number of rented units ($1.4 million), insurance proceeds from business interruption at a residence ($0.4 million), partially offset by lower average daily revenue as a result of promotional discounts ($0.4 million). Average private pay rates (excluding revenue related to the business interruption proceeds) declined in the fourth quarter of 2012 by 0.6% from average private pay rates for the third quarter of 2012.

Adjusted EBITDA and Adjusted EBITDAR increased in the fourth quarter of 2012 as compared to the third quarter of 2012 primarily from an increase in revenues discussed above ($1.4 million), a reduction in residence operations expenses ($0.7 million) (this excludes the gain on disposal of fixed assets), partially offset by an increase in general and administrative expenses ($1.3 million) (this excludes non-cash equity-based compensation) and, for Adjusted EBITDA only, a decrease in residence lease expense ($0.1 million) resulting from the June 15, 2012, purchase of twelve previously leased properties. Residence operations expenses decreased primarily from a decrease in utilities expense ($0.6 million), a reduction in legal and consulting fees ($0.6 million), an improvement in bad debt expense ($0.3 million), a reduction in maintenance expense ($0.1 million), and an improvement in other administrative expenses ($0.2 million), partially offset by an increases in reserves associated with self-insured liabilities ($0.7 million), labor expenses ($0.2 million), and food expense ($0.2 million). General and administrative expenses increased as a result of the SEC investigation, litigation and expenses incurred in connection with public relations and quality improvement initiatives.

Year ended December 31, 2012 and December 31, 2011

Revenues of $228.4 million in the year ended December 31, 2012 decreased $6.1 million or 2.6% from $234.5 million in the year ended December 31, 2011.

Adjusted EBITDAR for the year ended December 31, 2012 was $55.4 million, or 24.3% of revenues and

•	decreased $30.1 million or 35.2% from $85.5 million and 36.5% of revenues in the year ended December 31, 2011.

Adjusted EBITDA for the year ended December 31, 2012 was $42.0 million, or 18.4% of revenues and

•	decreased $25.8 million or 38.0% from $67.8 million and 28.9% of revenues in the year ended December 31, 2011.

Year ended December 31, 2012 compared to the year ended December 31, 2011

Revenues in the year ended December 31, 2012 decreased by $6.1 million from the year ended December 31, 2011 primarily due to a decrease in rented private pay units ($7.5 million), and the planned reduction in the number of units rented to by Medicaid residents ($1.6 million), partially offset by higher average daily revenue from rate increases ($2.4 million) and one additional day in the 2012 period due to leap year ($0.6 million). Average rates increased in the year ended December 31, 2012 by 1.5% over average rates for the year ended December 31, 2011.

Both Adjusted EBITDA and Adjusted EBITDAR decreased in the year ended December 31, 2012 primarily from an increase in residence operations expenses ($17.2 million) (this excludes the gain on disposal of fixed assets and write-off of construction costs), a decrease in revenues discussed above ($6.1 million), and an increase in general and administrative expenses ($6.8 million) (this excludes non-cash equity based compensation) and, for Adjusted EBITDA only, a decrease in residence lease expense ($4.3 million). Residence operations expenses increased as a result of increased salaries and wages associated with quality restoration efforts initiated in June 2012 and an increase in professional fees from litigation and regulatory issues primarily in the southeast. General and administrative expenses increased as a result of an internal investigation, the SEC investigation, litigation and expenses incurred in connection with public relations, and quality improvement initiatives.

Liquidity

At December 31, 2012 ALC had cash of $10.2 million and availability of $8.0 million under its credit agreement. At December 31, 2012, ALC owned 94 unencumbered residences that may be used to secure future capital.

Other Information

As previously announced, on February 25, 2013, ALC entered into an Agreement and Plan of Merger (the “Merger Agreement”) with affiliates of TPG Capital, L.P. At the effective time of the merger, each share of ALC Class A and Class B common stock issued and outstanding immediately prior to the effective time of the merger will be converted automatically into the right to receive $12.00 and $12.90 in cash, respectively.

About Us

Assisted Living Concepts, Inc. and its subsidiaries operated 211 senior living residences comprising 9,348 resident units in 20 states at December 31, 2012. ALC’s senior living facilities typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employed approximately 4,600 people at December 31, 2012.

Forward-looking Statements

Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, including management’s expectations about improving occupancy and private pay mix, are forward-looking statements. Forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “target,” “plan,” “foresee,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release, other risks and uncertainties are contained in ALC’s filings with United States Securities and Exchange Commission and include, but are not limited to, the following: any conditions imposed on the parties in connection with consummation of the transactions contemplated by the Merger Agreement; the ability to obtain regulatory approvals of the transactions contemplated by the Merger Agreement on the proposed terms and schedule; the failure of ALC’s stockholders to approve the transactions contemplated by the Merger Agreement; ALC’s ability to maintain relationships with customers, employees or suppliers following the announcement of the Merger Agreement; the ability of the parties to satisfy the conditions to closing of the transactions contemplated by the Merger Agreement; the risk that the transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all; the risk that ALC is unable to comply with covenants under its credit agreement or ALC cannot obtain waivers of or amendments to the covenants; changes in the health care industry in general and the senior housing industry in particular because of governmental and economic influences; changes in general economic conditions, including changes in housing markets, unemployment rates and the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.

For further information, contact:

Assisted Living Concepts, Inc.

John Buono

Sr. Vice President, Chief Financial Officer and Treasurer

Phone: (262) 257-8999

Fax: (262) 251-7562

Email: jbuono@alcco.com

Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues	$56,980	58,863	$228,397	$234,452
Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	42,329	33,515	154,194	136,659
General and administrative	6,173	2,803	19,822	13,361
Residence lease expense	2,686	4,461	13,369	17,686
Lease termination and settlement	300	—	37,430	—
Depreciation and amortization	6,827	5,843	24,915	23,103
Intangible impairment	—	—	8,650	—
Asset impairment	—	—	3,500	—
Transaction costs	—	—	1,046	—
Total operating expenses	58,315	46,622	262,926	190,809
(Loss)/income from operations	(1,335)	12,241	(34,529)	43,643
Other (expense) income:
Interest expense:
Debt	(2,483)	(1,826)	(8,143)	(7,872)
Change in fair value of derivatives and amortization	—	94	—	—
Write-off of deferred financing costs	(1,137)	—	(1,137)	(279)
Interest income	1	4	9	12
Gain on sale of securities	257	46	257	956
(Loss)/income before income taxes	(4,697)	10,559	(43,543)	36,460
Income tax benefit/(expense)	2,074	(3,249)	17,418	(12,100)
Net (loss)/income	$(2,623)	$7,310	$(26,125)	$24,360
Weighted average common shares:
Basic	22,970	22,967	22,970	22,955
Diluted	22,970	23,239	22,970	23,256
Per share data:
Basic (loss)/earnings per common share	$(0.11)	$0.32	$(1.14)	$1.06

Diluted (loss)/earnings per common share:	$(0.11)	$0.31	$(1.14)	$1.05

Dividends declared and paid per common share	$—	$0.10	$0.20	$0.30

Adjusted EBITDA (1)	$6,292	$18,286	$42,040	$67,824

Adjusted EBITDAR (1)	$8,978	$22,747	$55,409	$85,510

(1)	See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR and reconciliations of net income to Adjusted EBITDA and Adjusted EBITDAR

ASSISTED LIVING CONCEPTS, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$10,182	$2,652
Cash and escrow deposits – restricted	2,714	3,150
Investments	900	1,840
Accounts receivable, less allowances of $3,461 and $2,903, respectively	4,294	4,609
Prepaid expenses, supplies and other receivables	4,604	3,387
Income tax receivable	4,089	606
Deferred income taxes	4,640	4,027

Total current assets	31,423	20,271
Property and equipment, net	481,913	430,733
Intangible assets, net	—	9,028
Restricted cash	2,035	1,996
Other assets	398	2,025

Total Assets	$515,769	$464,053

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,909	$7,086
Accrued liabilities	21,034	17,877
Deferred revenue	8,266	8,004
Current maturities of long-term debt	114,575	2,538
Current portion of self-insured liabilities	500	500

Total current liabilities	154,284	36,005
Accrual for self-insured liabilities	1,700	1,557
Long-term debt	67,140	85,703
Deferred income taxes	8,701	23,961
Other long-term liabilities	6,301	9,107

Total liabilities	238,126	156,333

Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized, no shares issued and outstanding, respectively	—	—
Class A Common Stock, $0.01 par value, 160,000,000 authorized at December 31, 2012 and December 31, 2011; 25,004,381 and 24,980,958 shares issued and 20,072,509 and 20,049,086 shares outstanding, respectively	250	250
Class B Common Stock, $0.01 par value, 30,000,000 authorized at December 31, 2012 and December 31, 2011; 2,897,996 and 2,919,790 issued and outstanding, respectively	29	29
Additional paid-in capital	317,473	316,694
Accumulated other comprehensive income	19	156
Retained earnings	36,717	67,436
Treasury stock at cost, 4,931,872 and 4,931,872 shares, respectively	(76,845)	(76,845)

Total stockholders’ equity	277,643	307,720

Total Liabilities and Stockholders’ Equity	$515,769	$464,053

ASSISTED LIVING CONCEPTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Year Ended December 31,
	2012	2011	2010
OPERATING ACTIVITIES:
Net (loss)/income	$(26,125)	$24,360	$16,484
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation and amortization	24,915	23,103	22,807
Other-than-temporary investments impairment	—	—	2,026
Deferred financing write off and amortization	1,674	782	455
Loss due to property and equipment impairment	3,500	—	—
Intangible impairment	8,650	—	—
Amortization of purchase accounting adjustments for leases and debt	(402)	(647)	(645)
Provision for bad debts	559	1,489	676
Provision for self-insured liabilities	1,638	554	639
Loss on sale or disposal of fixed assets	249	(121)	401
Equity-based compensation expense	779	1,199	659
Deferred income taxes	(15,888)	4,447	5,599
Gain on investments	(195)	(956)	(78)
Changes in assets and liabilities:
Accounts receivable	(244)	(2,897)	(1,209)
Prepaid expenses, supplies and other receivables	760	(199)	517
Deposits in escrow	436	290	(378)
Current assets – discontinued operations	—	—	(132)
Accounts payable	2,873	1,268	(1,170)
Accrued liabilities	2,995	(1,376)	25
Deferred revenue	262	3,220	(1,584)
Current liabilities – discontinued operations	—	—	(34)
Payments of self-insured liabilities	(1,495)	(592)	(458)
Income taxes payable/receivable	(3,483)	(250)	367
Changes in other non-current assets	(43)	1,456	758
Other non-current assets – discontinued operations	—	—	399
Other long-term liabilities	(2,342)	(455)	48

Cash (used in)/provided by operating activities	(927)	54,675	46,172
INVESTING ACTIVITIES:
Payment for securities	(218)	(208)	(818)
Proceeds on sales of securities	1,231	3,406	515
Payment for acquisitions	(62,570)	—	(27,500)
Proceeds on sale of fixed assets	1,486	168	—
Payments for new construction projects	(2,327)	(684)	(5,619)
Payments for purchases of property and equipment	(16,572)	(15,067)	(11,000)

Cash used in investing activities	(78,970)	(12,385)	(44,422)
FINANCING ACTIVITIES:
Payments of financing costs	(1,391)	(1,907)	(310)
Purchase of treasury stock	—	(798)	(2,803)
Proceeds from issuance of shares for employee stock options	—	283	31
Repayment of borrowings on revolving credit facility	(99,000)	(137,500)	—
Proceeds on borrowings on revolving credit facility	195,000	99,500	—
Repayment of mortgage debt	(2,588)	(5,686)	(1,914)
Proceeds from mortgage debt	—	—	12,250
Payment of dividends	(4,594)	(6,894)	—

Cash provided by/(used in) financing activities	87,427	(53,002)	7,254

Increase/(decrease) in cash and cash equivalents	7,530	(10,712)	9,004
Cash and cash equivalents, beginning of year	2,652	13,364	4,360

Cash and cash equivalents, end of year	$10,182	$2,652	$13,364

ASSISTED LIVING CONCEPTS, INC.

Financial and Operating Statistics

Continuing residences*	Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Average Occupied Units by Payer Source	5,382	5,251	5,642

Average Revenue per Occupied Unit Day	$115.09	115.05	$113.41

Occupancy Percentage*	60.9%	59.5%	62.7%

*	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the three months ended December 31, 2012, September 30, 2012 and December 31, 2011 we actively operated 8,837, 8,822 and 8,995 units, respectively.

Same residence basis**	Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Average Occupied Units by Payer Source	5,379	5,251	5,607

Average Revenue per Occupied Unit Day	$115.04	$115.05	$113.47

Occupancy Percentage*	61.0%	59.5%	63.6%

**	Excludes quarterly impact of 23 completed expansion and 194 units temporarily closed for renovation in each of the December 31, 2012, September 30, 2012 and December 31, 2011 three month periods.

Continuing residences*	Year Ended
	December 31, 2012	December 31, 2011
Average Occupied Units	5,369	5,612

Average Revenue per Occupied Unit Day	$116.22	$114.16

Occupancy Percentage*	60.5%	62.4%

*	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the year ended December 31, 2012 and December 31, 2011 we actively operated 8,872 and 8,992 units, respectively.

Same residence basis**	Year Ended
	December 31, 2012	December 31, 2011
Average Occupied Units	5,319	5,536

Average Revenue per Occupied Unit Day	$116.03	$114.38

Occupancy Percentage*	60.9%	63.4%

**	Excludes impact of 43 completed expansion units, 72 re-opened units and 217 units temporarily closed for renovation in the 2012 year and units temporarily closed for renovation in the 2011 year.

Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted EBITDAR

Adjusted EBITDA is defined as net loss/income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and certain non-cash, gains and losses, including disposal of assets, impairment of goodwill and other long-lived assets, impairment of investments, impairment of intangibles and non-recurring lease termination and settlement fees. Adjusted EBITDAR is defined as Adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and Adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use Adjusted EBITDA and Adjusted EBITDAR as key performance indicators and Adjusted EBITDA and Adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.

We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe Adjusted EBITDA and Adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.

We report specific line items separately, and exclude them from Adjusted EBITDA and Adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use Adjusted EBITDA and Adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use Adjusted EBITDA and Adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and Adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present Adjusted EBITDA and Adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information

The following table sets forth a reconciliation of net income to Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended			Year Ended
	December 31, 2012	December 31, 2011	September 30, 2012	December 31, 2012	December 31, 2011
	(in thousands)
Net income	($2,623)	$7,310	($4,042)	$(26,125)	$24,360
Add provision for income taxes	(2,074)	3,249	(2,941)	(17,418)	12,100

Income before income taxes	($4,697)	$10,559	($6,683)	$(43,543)	$36,460
Add:
Depreciation and amortization	6,827	5,843	6,526	24,915	23,103
Interest expense, net	2,482	1,822	2,318	8,134	8,028
Non-cash equity based compensation	237	227	182	779	1,199
(Gain)/loss on disposal of fixed assets	263	(25)	(433)	(255)	(121)
Write-down of cost associated with expansion projects not completed	—	—	—	504	—
Gain on sale of equity investments	(257)	(46)	—	(257)	(956)
Recovery of purchase accounting associated with early termination of debt	—		—		(168)
Write-off of operating lease intangible, lease termination fee and settlement	300	—	(25)	46,080	—
Change in value of derivative and amortization	—	(94)	—
Write-off of deferred financing fees	1,137	—	—	1,137	279
Asset impairment			3,500	3,500
Transaction costs	—	—	—	1,046	—

Adjusted EBITDA	$6,292	$18,286	$5,385	$42,040	$67,824
Add: Lease expense	2,686	4,461	2,834	13,369	17,686

Adjusted EBITDAR	$8,978	$22,747	$8,219	$55,409	$85,510

The following table sets forth the calculations of Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDA and Adjusted EBITDAR as percentages of total revenue:

	Three Months Ended			Year Ended
	December 31, 2012	December 31, 2011	September 30, 2012	December 31, 2012	December 31, 2011
	(dollars in thousands)
Revenues	56,980	$58,863	$55,576	228,397	$234,452

Adjusted EBITDA	6,292	$18,286	$5,385	$42,040	$67,824

Adjusted EBITDAR	8,978	$22,747	$8,219	$55,409	$85,510

Adjusted EBITDA as percent of total revenues	11.0%	31.1%	9.7%	18.4%	28.9%

Adjusted EBITDAR as percent of total revenues	15.8%	38.6%	14.8%	24.3%	36.5%

ASSISTED LIVING CONCEPTS, INC.

Reconciliation of Non-GAAP Measure

(unaudited)

	Three Months Ended December 31, 2012	Three months Ended December 31, 2011	Year Ended December 31, 2012	Year Ended December 31, 2011
	(dollars in thousands except per share data)
Net income	$(2,623)	$7,310	$(26,125)	$24,360
Add one time charges:
Expenses incurred in connection with internal investigation, public relations and Ventas litigation	2,118	—	5,393	—
Write-off of deferred financing costs	1,137	—	1,137	279
Change in value of derivative net of amortization	—	—	—	—
Asset Impairment	—	—	3,500	—
Loss on disposal of fixed assets related to expansion project	—	—	504	—
Loss on write off of lease intangible, termination and settlement fee and transaction costs	300	—	47,126	—
Less one time credits: Rent	—	—	906	—
Settlements relating to tax allocation agreement and state audits	—	570	—	1,320
Change in value of derivative net of amortization	—	94	—
Gain on sale of equity investments	257	46	257	956
Recovery of purchase accounting associated with early termination of debt	—	583	—	751
Net tax benefit/ (expense) from charges and credits	1,457	(262)	22,655	(526)

Pro forma net (loss)/ income excluding one-time charges and credits	$(782)	$6,279	$7,717	$22,138

Weighted average common shares:
Basic	22,970	22,967	22,970	22,955
Diluted	22,970	23,239	22,970	23,256
Diluted earnings per common share*
Net loss	$(0.11)	$0.31	$(1.14)	$1.05
Less: gain/(loss) from one time charges and credits	(0.08)	0.04	(1.47)	0.10

Pro forma net income/loss excluding one-time charges and credits	$(0.03)	$0.27	$0.34	$0.95

*	Per share numbers may not add due to rounding